                                                                    Exhibit 99.2


FOR IMMEDIATE RELEASE

American Real Estate Investment Corporation Announces its Dividend and a 50% Increase in Funds From Operations Per Share for the Three Month Period Ended March 31, 1998

PLYMOUTH MEETING, PA, May 13, 1998--American Real Estate Investment Corporation (AMEX: REA--news) today announced its financial results for the quarter ended March 31, 1998. For the quarter ended March 31, 1998, the Company reported Funds From Operations ("FFO") of $2,657,000 or $.27 per share on a diluted basis, as compared to $337,000 or $.18 per share on a diluted basis for the same quarter in 1997, representing a 50% increase in FFO per diluted share over the previous year. The Company's Board of Directors also declared a dividend of $.22 per common share payable on June 12, 1998 to shareholders of record on May 26, 1998.

For the first quarter of 1998, net income was $4,893,000 or $.87 per diluted share, on revenues of $5,741,000, compared with net income of $408,000, or $.22 per diluted share on revenues of approximately $2,200,000, for the first quarter of 1997. Income before minority interest for the first quarter of 1998 and 1997 was $8,510,000 and $408,000, respectively, and includes gains from sales of multifamily residential properties of approximately $6.9 million and $403,000, respectively.

The first quarter dividend of $.22 per common share is unchanged from the previous dividend paid by the Company in March, 1998 for the fourth quarter of 1997. Consistent with its previous announcements, the Company intends to adjust the amount of its quarterly dividend annually. Management anticipates that its policy will be to review its dividend payout at the end of the second quarter, at which time the Company will adjust the dividend amount to better reflect (i) the increase in earnings and cash flow expected from recent acquisitions and
(ii) capital needs associated with future growth opportunities.

The first quarter of 1998 represented a period of continued growth for the Company since its reorganization as an industrial and office REIT effective with the transactions consummated on December 12, 1997. First quarter and recent highlights include the following:

First Quarter 1998 Highlights

   - The acquisition of 11 warehouse/distribution facilities totaling approximately 2.1 million square feet in New York and Pennsylvania. The properties were acquired in four separate transactions for an aggregate purchase price of approximately $65 million.

   - The Company continued to execute its strategy to dispose of multifamily assets. On January 9, 1998, Americana Lakewood, one of the two remaining multifamily assets, was sold for approximately $15,000,000, which generated a gain of $6.9 million.

Recent Acquisition Activity

On April 30, 1998, the Company consummated the acquisition of a ten building portfolio totaling approximately 790,000 square feet located in suburban Albany, New York, for a total purchase price of approximately $58 million. The portfolio was contributed to the Operating Partnership by The Galesi Group, a prominent real estate owner and investment firm and partners, in exchange for the issuance of approximately 1,362,940 partnership units and the assumption of related indebtedness. The portfolio consists of seven Class A office buildings and three partially refrigerated industrial facilities.


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

"We are very pleased with the continued expansion of our portfolio, and its reflection on our earnings growth. The increase in FFO we have just reported is most indicative of the success of our acquisition program since the reorganization of the Company into an office and industrial REIT in December, 1997. We feel confident, based on our acquisition pipeline, that this growth will continue and accelerate. Further, we believe there exists opportunity for internal growth as the effects of our disciplined management and marketing programs take hold," stated Jeff Kelter, President of American Real Estate Investment Corporation.

American Real Estate Investment Corporation, with headquarters in Plymouth Meeting, Pennsylvania and regional offices in Franklin Lakes, New Jersey, Albany, New York and Allentown, Pennsylvania, is a fully-integrated, self-administered and self-managed real estate investment trust (REIT) focusing on office and industrial properties in the Mid-Atlantic and Northeast states. The Company currently owns 42 properties containing more than 4.9 million square feet. For more information, contact Jeff Kelter at (610) 834-3447 or send email to info@areic.com.

This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief of current expectations of the Company, its directors or its officers with respect to the future operating performance of the Company and the result and effect of legal proceedings. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's Form 10-KSB and quarterly reports on Form 10-QSB and 10-Q.


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

             Financial Summary For The Three Months Ended March 31,
        1998 And 1997 (In thousands, except for share and per share data)
                                   (unaudited)

                                                                        Three Months Ended
                                                                            March 31,
                                                              --------------------------------------
                                                                 1998                      1997
                                                              ------------              ------------
Operating Data:
Revenue:
     Rents and reimbursements                                 $      5,263              $      2,163
     Reimbursements revenue                                            168                        --
     Other income                                                      310                        64
                                                              ------------              ------------
              Total revenue                                          5,741                     2,227
                                                              ------------              ------------

Expenses:
     Property expenses                                                 824                       776
     General and administrative                                        160                       228
     Payroll and other compensation                                    118                       163
     Interest                                                        1,915                       897
     Depreciation and amortization                                     932                       287
                                                              ------------              ------------
              Total expenses                                         3,949                     2,351
                                                              ------------              ------------

Operating income (loss)                                              1,792                     (124)
Equity in (losses) earnings from investment in partnership
     and management company                                           (162)                      129
                                                              ------------              ------------
Income before gain on sale of properties and minority                1,630                         5
     interest
Gain on sale of properties                                           6,880                       403
Minority interest                                                   (3,617)                       --
Net income                                                    $      4,893              $        408
                                                               ------------             ------------
                                                               ------------             ------------
Basic Earnings Per Share                                      $        .90                      $.36
                                                               ------------             ------------
                                                               ------------             ------------
Weighted average common shares--basic                            5,446,278                 1,133,772
                                                               ------------             ------------
                                                               ------------             ------------
Diluted Earnings Per Share                                    $        .87              $        .22
                                                               ------------             ------------
                                                               ------------             ------------
Weighted average common shares--diluted                          9,802,235                 1,855,263
                                                               ------------             ------------
                                                               ------------             ------------


Balance Sheet Data:
                                                              March 31, 1998            December 31, 1997
                                                              --------------            -----------------
                                                                (unaudited)

Real estate investments, net                                  $    208,788              $       152,108
Total assets                                                       220,743                      180,955
Mortgages payable                                                  118,343                       86,501
Total liabilities                                                  122,119                       89,663
Minority interests                                                  41,225                       39,364
Stockholders' equity                                                57,399                       51,928



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


         FFO Summary For The Three Months Ended March 31, 1998 And 1997
              (In thousands, except for share and per share data)
                                  (unaudited)

                                                                         For Three Months Ended
                                                                                March 31,
                                                                   -----------------------------------
                                                                      1998                     1997
                                                                   ----------               ----------
Income before minority interest                                    $   8,510                $     408
(Less) Plus:
     Gains on sales of real estate                                    (6,880)                    (403)
     Equity in (earnings) losses from investments in                     162                     (129)
         partnership and management company
     Depreciation and amortization related to real estate                932                      287
     Other adjustments                                                    53                       --
     FFO contribution (loss) from equity investments                    (120)                     174
                                                                   ----------               ---------
Funds from Operations (1)                                          $   2,657                $     337
                                                                   ----------               ---------
                                                                   ----------               ---------

Weighted average common shares--basic                              5,446,278                1,133,772
                                                                   ----------               ---------
                                                                   ----------               ---------
Weighted average common shares--diluted                            9,802,235                1,855,263
                                                                   ----------               ---------
                                                                   ----------               ---------

FFO per diluted common share                                       $    0.27                $    0.18
                                                                   ----------               ---------
                                                                   ----------               ---------


(1) The Company calculates Funds From Operations (FFO) in accordance with the National Association of Real Estate Investment Trusts, Inc. definition. FFO is equal to net income (loss), (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization relating to real property, and after adjustments from unconsolidated partnerships and joint ventures and other adjustments.


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